                            SCHEDULE 14C INFORMATION
               INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:
[ ]  Preliminary Information Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14c-5(d)(2)
[X]  Definitive Information Statement

                                  CONNECTIVCORP
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1) Amount Previously Paid:
    (2) Form, Schedule or Registration Statement No.:
    (3) Filing Party:
    (4) Date Filed:

                                  CONNECTIVCORP
                           160 Raritan Center Parkway
                            Edison, New Jersey 08837

                 NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the stockholders of ConnectivCorp:

ConnectivCorp ("ConnectivCorp") hereby gives notice to its stockholders that the holders of a majority of the outstanding shares of voting stock of ConnectivCorp have taken action by written consent to approve the following actions:

1. The amendment of our Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to change the name of ConnectivCorp to "Majesco Holdings Inc.";


2. The amendment of our Certificate of Incorporation to increase the authorized number of shares of our common stock, par value $0.001 per share, from 40,000,000 to 250,000,000;

3. The adoption of the 2004 Employee, Director and Consultant Stock Option Plan (the "Plan") allowing us to grant options to purchase shares of our common stock, par value $0.001 per share (the "Options") and make awards of stock ("Stock Grants"). A total of 10,000,000 shares of common stock are reserved for issuance under the Plan; and

4. The issuance of an aggregate of 100 Units (as defined below) to Jesse Sutton, our President and Chief Executive Officer, and Joseph Sutton, our Executive Vice President of Research and Development (the "Insiders") as partial repayment of outstanding loans previously made to Majesco (as defined below) by such Insiders.

You have the right to receive this notice if you were a stockholder of record of ConnectivCorp at the close of business on February 13, 2004 (the "Record Date"). Since the actions will have been approved by the holders of the required majority of the outstanding shares of our voting stock, no proxies were or are being solicited.

We anticipate that these actions will become effective on or after April 13, 2004.

Edison, New Jersey
March 23, 2004


                                             /s/ Jesse Sutton
                                             -----------------------------------
                                             Jesse Sutton
                                             President & Chief Executive Officer



  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

To our stockholders:

Why have I received these materials?

ConnectivCorp is required to deliver this information statement to everyone who owns voting stock of ConnectivCorp in order to inform them that the holders of a majority of the voting stock have taken certain actions that would normally require a stockholders meeting without holding such a meeting. This information statement is being sent to you because you are a holder of voting stock in ConnectivCorp.

What action did the holders of a majority of the voting stock take?

A group of stockholders holding a total of approximately 73% of the total voting stock (series A convertible preferred stock and common stock) outstanding in ConnectivCorp took action by written consent to approve the following actions:

1. The amendment of our Certificate of Incorporation to change the name of ConnectivCorp to "Majesco Holdings Inc.";

2. The amendment of our Certificate of Incorporation to increase the authorized number of shares of our common stock, par value $0.001 per share, from 40,000,000 to 250,000,000;

3. The adoption of the Plan allowing us to grant the Options and make Stock Grants. A total of 10,000,000 shares of common stock are reserved for issuance under the Plan; and

4. The issuance of an aggregate of 100 Units (as defined below) to the Insiders as partial repayment of outstanding loans previously made to Majesco by such Insiders.

Why is it that these holders can approve these actions without having to hold a meeting or having to send out proxies to all stockholders?

Our Certificate of Incorporation and bylaws and Delaware corporation law provide that any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the written consent of stockholders having at least a majority of all the stock entitled to vote upon the action if a meeting were held.

Is it necessary for me to do anything?

No. No other votes are necessary or required. We anticipate that the actions described in this information statement will become effective on or after April 13, 2004.

Who is paying for the mailing of this information statement?

ConnectivCorp will pay the costs of preparing and sending out this information statement. It will be sent to all holders of common stock and series A convertible preferred stock by regular mail. We may reimburse brokerage firms and others for expenses in forwarding information statement materials to the beneficial owners of common stock and series A convertible preferred stock.

Can I object to the actions of these stockholders?

No. Delaware law does not provide for dissenter's rights in connection with the approval of the actions described in this information statement.

Where can I get copies of this information statement or copies of ConnectivCorp's annual report?

ConnectivCorp's filings, including the filings relating to our recent merger and private placement, may be found on the SEC website at http://www.sec.gov/index.htm.

In addition, copies of this information statement and our most recent annual report filed with the Securities & Exchange Commission (the "SEC") on Form 10-KSB and our quarterly report on Form 10-Q for the quarter ended January 31, 2004 are available to stockholders at no charge upon request directed as follows:

       ConnectivCorp, 160 Raritan Center Parkway, Attn: Investor Relations
                            Edison, New Jersey 08837

How do I know that the group of stockholders voting to approve the actions described in this information statement held more than a majority of the voting stock?

On February 13, 2004, the date of the written consent to action by the holders of a majority of the voting stock, there were 38,178,392 shares of common stock outstanding and 925,000 shares of series A convertible preferred stock outstanding. Holders of common stock are entitled to one vote per share and holders of series A convertible preferred stock are entitled to vote on an "as-converted" basis and therefore get 71 votes per share. As of the Record Date (i) a total of 21,151,441 shares of common stock, representing approximately 55.4% of the outstanding shares of common stock, (ii) a total of 925,000 shares of series A convertible preferred stock, representing 100% of the outstanding shares of series A convertible preferred stock, and (iii) a total of 86,826,441 shares of voting stock, representing approximately 83.6% of the outstanding shares of voting stock (series A convertible preferred stock and common stock) of ConnectivCorp voting together as a class, representing more than a majority of ConnectivCorp's outstanding common stock, series A convertible preferred stock and voting stock (series A convertible preferred stock and common stock), have delivered written consents to the actions set forth herein.

Who are the stockholders who voted to approve the actions described in this information statement?

The list of stockholders who consented to these actions and the percentage of ownership of our voting stock of each is set forth below:


                                      Number of Shares
Individual or Entity                   of Common Stock       Percent of Class
--------------------                   ---------------       ----------------

Jesse Sutton                               2,529,625                 6.6%
Joseph Sutton                              2,529,625                 6.6%
Adam Sutton                                2,529,625                 6.6%
Sarah Sutton (1)                           2,529,625                 6.6%
Jesse M. Sutton Foundation (2)               206,500                 0.5%
Atlantis Equities, Inc.                    2,578,191                 6.8%
Irwin L. Gross                             3,248,250                 8.5%
DA Advisors LLC                            2,500,000                 6.5%
Global International Services LLC          2,500,000                 6.5%

                                        Number of Shares
                                    of Series A Convertible
Individual or Entity                    Preferred Stock        Percent of Class
--------------------                    ---------------        ----------------

Jesse Sutton (3)                             226,625                24.5%
Joseph Sutton (3)                            226,625                24.5%
Adam Sutton (3)                              226,625                24.5%
Sarah Sutton (1) (3)                         226,625                24.5%
Jesse M. Sutton Foundation (2)                18,500                 2.0%

                                        Number of Shares
                                         of Voting Stock
                                      (Series A and Common
Individual or Entity                     Stock together)      Percent of Class
--------------------                     ---------------      ----------------

Jesse Sutton (3)                           18,620,000               17.9%
Joseph Sutton (3)                          18,620,000               17.9%
Adam Sutton (3)                            18,620,000               17.9%
Sarah Sutton (1) (3)                       18,620,000               17.9%
Jesse M. Sutton Foundation (2)              1,520,000                1.5%
Atlantis Equities, Inc.                     2,578,191                2.5%
Irwin L. Gross                              3,248,250                3.1%
DA Advisors LLC                             2,500,000                2.4%
Global International Services LLC           2,500,000                2.4%


(1) Pursuant to a voting agreement, Morris Sutton, Sarah Sutton's father, has the power to vote the shares held in her name. The voting agreement does not restrict Sarah from exercising all other rights of beneficial ownership, including disposition and the right to receive payments of dividends or other distributions with respect to the shares.

(2) Jesse Sutton, Joseph Sutton, and Morris Sutton, Jesse and Joseph Sutton's father, act as officers of the Jesse M. Sutton Foundation, and each has the power to vote and dispose of the shares held by the Foundation. The number of shares disclosed under each of Jesse and Joseph Sutton in the table above does not include the number of shares held by the Foundation.

(3) Since the Record Date, and in conjunction with our recent private placement, the holders of shares of series A convertible preferred stock surrendered an aggregate of 352,122 of their shares to ConnectivCorp (although this surrender had no effect on the actions consented to by such holders on the Record Date).

Other than Sarah Sutton and the Jesse M. Sutton Foundation, all of the persons and entities named above are believed to have sole voting and investment power with respect to the shares beneficially owned by them, where applicable.

Who was entitled to vote to approve the actions described in this information statement?

Every person or entity that owned either series A convertible preferred stock or common stock in ConnectivCorp as of the Record Date was entitled to vote. Although, every person or entity who owned series A convertible preferred stock or common stock in ConnectivCorp as of the Record Date was entitled to vote, only those stockholders identified in the previous question that actually voted to approve the actions described in this information statement were necessary to approve such actions.

Who is entitled to receive notice of these actions by the holders of a majority of our voting stock?

Every person or entity that owned series A convertible preferred stock or common stock in ConnectivCorp as of the date of this notice is entitled to receive a copy of this information statement.

What consent was required in order to approve the actions described in this information statement?

Proposal 1, to change the name of ConnectivCorp to "Majesco Holdings Inc.", and Proposal 3, the adoption of the Plan, required the affirmative vote of holders of a majority of the outstanding shares of our voting stock (series A convertible preferred stock and common stock), voting together as a class.

Proposal 2, to approve the amendment of our Certificate of Incorporation to increase our authorized common stock, required the affirmative vote of holders of a majority of the outstanding shares of our voting stock, voting together as a class, as well as a majority of the outstanding shares of our common stock, voting together as a class.

For a discussion of the stockholder consent required with respect to Proposal 4, the issuance of the Units to the Insiders for the partial repayment of loans previously made by them to Majesco, see "Was stockholder consent required to agree to issue the Units to the Insiders in partial repayment of outstanding loans?" below.

A majority means one vote more than 50% of the number of shares voting. Since the stockholders who acted by written consent to approve the actions described in this information statement held more than a majority of all of the shares outstanding which were entitled to vote, they could do this without a meeting by consent and then inform you of the actions taken. The actions will become effective 20 days after first sending you this information statement, which date is anticipated to be on or after April 13, 2004.

Was stockholder consent required to agree to issue the Units to the Insiders in partial repayment of outstanding loans?

No. Stockholder approval was not required for Proposal 4, the issuance of 100 Units to the Insiders, however, in light of the fact that we currently do not have any disinterested members of our Board, the Board believes that stockholder approval of the issuance of the Units to the Insiders is in the best interests of the company and its stockholders.

Prior to the Merger, each Insider loaned Majesco approximately $1.8 million, for an aggregate amount of approximately $3.6 million. With respect to a portion of these loans, approximately $1.0 million, the Board determined that the issuance of 100 Units to the Insiders for the repayment of such amounts was a fair value and proper consideration in light of the then anticipated private placement, which subsequently closed on February 25, 2004, whereby Units were sold in such private placement for $10,000 each. The balance of such loans outstanding was repaid in full to the Insiders in cash with the proceeds received in the private placement.

Why is ConnectivCorp amending its Certificate of Incorporation?

On December 5, 2003, ConnectivCorp consummated a merger with Majesco Sales Inc., a New Jersey corporation ("Majesco"), whereby CTTV Merger Corp., ConnectivCorp's wholly-owned subsidiary, merged with and into Majesco and ConnectivCorp exchanged 15,325,000 shares of common stock and 925,000 shares of series A convertible preferred stock for all of the issued and outstanding common stock of Majesco (the "Merger"). The shares of series A convertible preferred stock that were issued in the Merger are convertible into shares of our common stock, at a ratio of 71 shares of common stock for each share of series A convertible preferred stock, at such time as we effectuate an amendment to our Certificate of Incorporation to increase our authorized common stock to allow for such conversion. As a result of the Merger, the former stockholders of Majesco became the beneficial owners of 78% of the total voting stock of ConnectivCorp (see "Who are the stockholders who voted to approve the actions described in this information statement?"). In addition, Majesco became our wholly-owned subsidiary and our sole operating business.

In addition, we recently completed a private placement, in which the we issued 2,583 units (the "Units"), with each Unit consisting of (i) one share of 7% convertible preferred stock, convertible into 10,000 shares of our common stock and (ii) a three year warrant to purchase 10,000 shares of our common stock at an exercise price of $1.00 per share. The 7% convertible preferred stock and the warrants underlying the Units are convertible or exercisable, as applicable, for common stock at such time as we effectuate an amendment to our Certificate of Incorporation to increase the authorized common stock to allow for such conversion.

The placement agent in the private placement received warrants to purchase up to 268 units in consideration for its services, a portion of which, up to 92 Units, may be transferred to Atlantis Equities, Inc. or its members or affiliates.

Accordingly, the Board believes that it is prudent to increase the number of authorized shares of common stock to allow us to reserve a sufficient number of shares of common stock for issuance upon (i) conversion of the outstanding shares of series A convertible preferred stock into shares of common stock, (ii) conversion of shares of 7% preferred stock underlying the Units into shares of common stock, (iii) exercise of the warrants underlying the Units for shares of common stock, and (iv) conversion of shares of 7% preferred stock into shares of common stock and the exercise of the warrants for shares of common stock underlying the warrants for Units issued to the placement agent.

In addition, the Board believes that it is prudent to increase the number of authorized shares of common stock to allow us to reserve a sufficient number of shares of common stock in order to repay a loan made to the company that may be satisfied in exchange for shares of our common stock.

Furthermore, pursuant to Proposal 3, the stockholders approved the adoption of the Plan, and accordingly, we will need to reserve a sufficient number of shares of common stock for issuances under the Plan.

The Board also believes that it is prudent to have additional shares of common stock available for general corporate purposes, including, among other things, acquisitions, equity financings, payment of stock dividends or other recapitalization events which would require the issuance or reservation of shares of common stock, none of which are specifically planned or anticipated at the present time. The Board will determine whether, when and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes.

Note that the amendment to our Certificate of Incorporation will not affect the number of authorized shares of series A convertible preferred stock or 7% convertible preferred stock.

Why is ConnectivCorp adopting the 2004 Employee, Director and Consultant Stock Option Plan?

The Board believes that the Plan is necessary as a means of providing equity based incentives and compensation to employees, directors and consultants.

What are the material features of the Plan?

The following briefly describes the material features of the Plan and is qualified, in its entirety, by reference to the full text of the Plan, which is attached hereto as Exhibit 1.

1. Shares Available for Issuance. 10,000,000 shares of common stock are reserved and available for the grant of Options and Stock Grants (collectively, "Awards") under the Plan. Other than the Plan, the Company has no other plan in effect under which Awards may be granted to employees. The number of shares available under the Plan is subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events (discussed further below). Shares available for Awards under the Plan may be either authorized and unissued shares or shares held in or acquired for the company's treasury. In certain circumstances, shares subject to outstanding Awards may again become available for issuance pursuant to other Awards available under the Plan. For example, canceled, forfeited or expired Awards will again become available for the grant of new Awards under the Plan. In the event of a recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the common stock, adjustments may be made to the number and kind of shares available for issuance subject to any outstanding Awards.

2. Purpose. The purpose of the Plan is to encourage ownership of our common stock by our employees, directors and certain consultants in order to attract such people, to induce them to work for our benefit and to provide additional incentive for them to promote our success.

3. Administration. The Plan is to be administered by the Board, except to the extent that it delegates its authority to a committee of the Board.

4. Awards. The Plan authorizes the issuance of stock grants to our employees, directors and consultants, the grant of incentive stock options to our employees and the grant of non-qualified options to our employees, directors and consultants (approximately 26 people). We have not granted any Awards under the Plan as of the date of this information statement.

5. Options Exercise Price. For non-qualified options, the exercise price per share is determined by the Board, subject to the limitation that the exercise price at least equal the par value per share of our common stock (i.e. $0.001 per share). For incentive stock options, the exercise price per share is determined by the Board, subject to the limitation that the exercise price at least equal 100% of the fair market value per share of our common stock on the date of grant of the incentive stock option. If the participant in the Plan owns more than 10% of the total combined voting power of the company, the exercise price per share must at least equal 110% of the fair market value per share of our common stock on the date of grant of the incentive stock option.

6. Term of Options. The term of non-qualified options is determined by the Board. For incentive stock options, the term of the option, like the exercise price, depends upon the ownership interest of the optionee in the company. Generally, the term of an incentive stock option is ten years. If the optionee owns more than 10% of the total combined voting power of the company, the term of the incentive stock option will be no more than five years. An option is subject to early termination upon the termination of employment or other relationship of the optionee with us, whether such termination is at the option of us, the optionee, or as a result of the death or disability of the optionee.

7. Term of Stock Grant. The date prior to which an offer of a stock grant must be accepted by a grantee and the stock grant purchase price, if any, shall be determined by the Board. A stock grant may be subject to repurchase by us upon termination of employment of the grantee with the company, under certain circumstances.

8. Vesting; Exercise of Options. An option may be exercised by giving written notice to us together with provision for payment of the full exercise price for the number of shares as to which the option is being exercised. The ability of an optionee to exercise an option, however, is subject to the vesting of the option. At the time the option is granted, a vesting period is established, which generally extends over a period of a few years. As the option vests, an optionee will be able to exercise the option with respect to the vested portion of the shares and ultimately with respect to all of the vested shares, until such time as the option expires or terminates.

What are the federal income tax considerations of the Plan?

The following generally describes the federal income tax implications associated with Awards granted under the Plan.

1. Incentive Stock Options. Incentive stock options are intended to qualify for treatment under Section 422 of the Internal Revenue Code. An incentive stock option does not result in taxable income to the optionee or a deduction to the Company at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to him (referred to as the "ISO holding period"). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in "alternative minimum taxable income." Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and the company will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee's adjusted basis in the shares.

2. Non-Qualified Options. Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to the company at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to the company in an amount equal to the optionee's compensation income. An optionee's initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

3. Stock Grants. With respect to stock grants under the Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. The company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee. With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. The company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

Who are the principal stockholders of ConnectivCorp?

The following table sets forth, as of the Record Date, based on the public filings of such individuals and entities and our knowledge of securities issued by us to them, certain information concerning the ownership of voting securities of (i) each current member of the board of directors, (ii) our chief executive officer and certain other highly compensated officers, (iii) all of our directors and executive officers as a group, and (iv) each beneficial owner of more than 5% of the outstanding shares of any class of our voting securities.

                                                                                       PERCENT OF
                                                      NUMBER OF SHARES    PERCENT OF     VOTING
            COMMON STOCK                             BENEFICIALLY OWNED     CLASS        POWER
            ------------                             ------------------     -----        -----
Directors and Executive Officers
--------------------------------
Jesse Sutton                                             2,529,625            6.6%       17.9%
Jesse M. Sutton Foundation (1)                             206,500              *         1.5%
Joseph Sutton                                            2,529,625            6.6%       17.9%
Morris Sutton (2)                                        2,529,625            6.6%       17.9%
  Executive officers and directors as a group            7,795,375           20.3%       55.2%
Five Percent Stockholders
-------------------------
Adam Sutton                                              2,529,625            6.6%         18%
Robert S. Ellin (3)                                      3,501,788            9.1%        3.3%
Irwin L. Gross (4)                                       3,248,250            8.5%        3.1%
DA Advisors LLC                                          2,500,000            6.5%        2.4%
Global International Services LLC                        2,500,000            6.5%        2.4%
SERIES A CONVERTIBLE PREFERRED STOCK (5)
------------------------------------
Directors and Executive Officers
--------------------------------
Jesse Sutton                                               226,625           24.5%       17.9%
Joseph Sutton                                              226,625           24.5%       17.9%
Morris Sutton (2)                                          226,625           24.5%       17.9%
Jesse M. Sutton Foundation (1)                              18,500            2.0%        1.5%
  Executive officers and directors as a group              698,375           75.5%       55.2%
Five Percent Stockholders
Adam Sutton (6)                                            226,625           24.5%       17.9%

* Represents beneficial ownership of less than 1% of the shares of common stock or series A convertible preferred stock, as applicable.

(1)  Morris Sutton, Jesse Sutton and Joseph Sutton act as officers of the Jesse
     M. Sutton Foundation, and each has the power to vote and dispose of the shares held by the Foundation. The number of shares disclosed under each of Jesse, Joseph and Morris Sutton does not include the number of shares held by the Foundation.

(2) Pursuant to a voting agreement, Morris Sutton has the power to vote the shares held in the name of his daughter, Sarah Sutton. The voting agreement does not restrict Sarah from exercising all other rights of beneficial ownership, including disposition and the right to receive payments of dividends or other distributions from the Company with respect to the shares.

(3) Of the 3,501,788 shares: 2,578,191 are held indirectly by Atlantis Equities, Inc., an entity of which Mr. Ellin is a principal; 333,597 are held directly by Nancy Ellin, Atlantis' sole director and sole stockholder; 565,000 shares are held directly by the Robert Ellin Profit Sharing Plan, of which Robert S. Ellin is the trustee and beneficiary; 25,000 shares are held directly by the Robert Ellin Family Trust, of which Robert S. Ellin is the grantor.

(4)  Shares are held jointly with his wife, Linda Gross.

(5) All shares of series A convertible preferred stock are immediately convertible into shares of common stock at such time as an amendment to our Certificate of Incorporation is effectuated to increase the number of authorized shares of common stock to be sufficient to convert, at a ratio of 71 shares of common stock for each share of series A convertible preferred stock, all shares of series A convertible preferred stock. Each share of series A convertible preferred stock has voting rights on an as-converted basis and votes together with the common stock as one class, except as otherwise regulated by law. Since the Record Date, and in conjunction with our recent private placement, the holders of shares of series A convertible preferred stock surrendered an aggregate of 352,122 of their shares to ConnectivCorp (although this surrender had no effect on the actions consented to by such holders on the Record Date).

(6) Adam Sutton is the adult son of Morris Sutton and brother of Jesse and Joseph Sutton. Adam is not an executive officer or director of the company.

     As of the Record Date, we had 38,178,392 shares of common stock outstanding and 925,000 shares of series A convertible preferred stock outstanding. Since the Record Date, and in conjunction with our recent private placement, holders of an aggregate of 352,122 shares of series A convertible preferred stock surrendered their shares to ConnectivCorp, although this surrender had no effect on the actions consented to by such holders on the Record Date.

What is the compensation for ConnectivCorp's executive officers?

Since certain of our executive officers are eligible to receive Awards under the Plan, we are required to disclose certain compensation information. The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of our most highly compensated executive officers who were employed by us at the end of the fiscal year ended October 31, 2003, the most recent fiscal period for which information is available, for services rendered to Majesco in all capacities during the three prior fiscal years ended October 31, 2003 and who earned in excess of $100,000 for services rendered to Majesco during such periods. Pursuant to the Merger, Majesco became our wholly-owned subsidiary and our sole operating business. The information set forth in the table relates to the time period prior to December 5, 2003, the closing date of the Merger, and therefore, relates to the operations of Majesco for the periods indicated prior to Majesco becoming a wholly owned subsidiary of a public company.

                              ANNUAL COMPENSATION


       NAME AND PRINCIPAL                                            ALL OTHER
            POSITION                          YEAR      SALARY     COMPENSATION (1)
            --------                          ----      ------     ----------------
Jesse Sutton, President and Chief             2003     $350,000          --
Executive Officer (2)                         2002     $340,000        $17,000
                                              2001     $260,000        $17,000

Joseph Sutton, Executive Vice President       2003     $350,000          --
of Research and Development                   2002     $328,000        $17,000
                                              2001     $156,000        $15,600



Morris Sutton, Chairman and former            2003     $450,000          --
Chief Executive Officer (2)                   2002     $418,000        $17,000
                                              2001     $450,000        $16,860

Jan Chason, Chief Financial Officer (3)       2003     $159,000          --
                                              2002       --              --
                                              2001       --              --

(1) All Other Compensation represents contributions to the Majesco Sales Inc. Profit Sharing Plan on behalf of Jesse, Morris and Joseph Sutton.

(2) Jesse Sutton was named Chief Executive Officer on December 5, 2003, the closing date of the Merger. Prior to such date, Morris Sutton served as Chief Executive Officer of Majesco.

(3)  Mr. Chason began his employment with Majesco on January 16, 2003.

Exhibits:
Exhibit 1 - 2004 Employee, Director and Consultant Stock Option Plan

By Order of the board of directors


                                           By: /s/ Jesse Sutton
                                           -------------------------------------
                                           Jesse Sutton
                                           President and Chief Executive Officer